Exhibit 99.1

FOR IMMEDIATE RELEASE

PHARMACOPEIA ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Pharmacopeia Advances Internal Programs Toward Development and Enters Into Key Partnership to Advance Pharmacopeia Candidates for Ocular Diseases

Princeton, New Jersey, August 4, 2005 – Pharmacopeia (Nasdaq: PCOP) today announced results for the quarter ended June 30, 2005.

During the quarter, Pharmacopeia achieved key objectives in three critical areas.  “These achievements include expanding our internal pipeline and advancing each of our wholly-owned programs towards pre-clinical development; advancing clinical and development compounds through our partners; and successfully partnering compounds that fall outside of our therapeutic focus,” said Les Browne, Ph.D., President and Chief Executive Officer of Pharmacopeia.  “Each of these achievements, as well as building the management team and closing a private placement transaction in August, demonstrates the significant progress Pharmacopeia continues to make to being a clinical-stage drug discovery and development company.  We look forward to continued success in each of these areas.”

Several key drug development and corporate milestones achieved since the beginning of the second quarter of 2005 are:

•                  Pharmacopeia expanded its pipeline of wholly-owned drug programs by adding two new programs addressing neurodegenerative disease and rheumatoid arthritis.  During the quarter, Pharmacopeia advanced those two programs, along with its JAK-3 program, toward pre-clinical development.

•                  N.V. Organon initiated regulatory GLP toxicological studies with a development candidate identified through the collaborative efforts of Pharmacopeia and Organon scientists.  This milestone resulted in a payment by Organon to Pharmacopeia.  Pharmacopeia and Organon have worked together under the terms of a collaboration agreement signed in 2002 to identify and optimize drug candidates. Pharmacopeia will continue to receive milestones and royalties should this compound and others produced by the collaboration progress through development and onto the market.

•                  Allergan, Inc. and Pharmacopeia entered into an agreement to evaluate proprietary active lead compounds, discovered at Pharmacopeia, in models of ocular disease.  The agreement resulted in an upfront payment from Allergan to Pharmacopeia, and may result in pre-clinical and clinical payments, plus milestone payments and royalties on drugs developed by Allergan in the field of ophthalmology. Pharmacopeia has retained rights to all other therapeutic areas, including oncology and inflammation.  This collaboration is consistent with Pharmacopeia’s strategy of partnering programs outside of its therapeutic focus in immunobiology and immunological diseases.

-more-

Pharmacopeia now has ten programs in development, each partnered with a major pharmaceutical or biotechnology company.  Six of these programs are in pre-clinical development and four therapeutic candidates are currently in human clinical trials.  Pharmacopeia retains further milestone and royalty interests in each of these programs. In addition to these 10 compounds, Pharmacopeia has a pipeline of earlier stage programs, some partnered and some wholly-owned. Pharmacopeia’s most advanced internal programs, JAK-3 (an immunosuppressant with potential utility in multiple indications including psoriasis, rheumatoid arthritis and transplant rejection) and adenosine A2A antagonists (anti-neurodegeneratives with potential application in the treatment of multiple diseases including, Huntingdon’s, Parkinson’s and Alzheimer’s) have shown activity in relevant pre-clinical in vivo models.

FINANCING

On August 1, 2005, Pharmacopeia closed a private placement financing of 2,470,000 common shares to institutional investors for aggregate gross proceeds of approximately $8.47 million.  Pharmacopeia expects net proceeds of approximately $7.63 million from the private placement after deducting fees payable to the placement agent and other transaction expenses.  Jefferies & Company, Inc. acted as financial advisor and sole placement agent for the financing.  The proceeds of the financing will be used to fund continued development of Pharmacopeia’s internal programs toward investigational new drug applications.

KEY MANAGEMENT ADDITION

During the quarter, Pharmacopeia announced the appointment of Michio “Mich” Soga as the company’s new Executive Vice President and Chief Financial Officer.  Mr. Soga brings over fifteen years of international and domestic corporate finance experience to Pharmacopeia. His prior work includes executive positions at Goldman Sachs, Morgan Stanley, and Credit Agricole Indosuez in New York, Tokyo and London, respectively.  In addition to his considerable corporate finance experience, Mr. Soga also has a strong operational background, having served as chief financial officer at an Internet company in the United Kingdom.  Most recently, Mr. Soga fulfilled the role of Interim Chief Financial Officer with Metaphore Pharmaceuticals.

Q2 FINANCIAL RESULTS

On April 30, 2004, the spin-off of Pharmacopeia into an independent, publicly held company was completed. Since May 1, 2004, Pharmacopeia has operated as a standalone company.

At June 30, 2005 Pharmacopeia had cash, cash equivalents and marketable securities of $32.7 million. Pharmacopeia’s targeted cash position at December 31, 2005 is between $25.0 million and $30.0 million.    Pharmacopeia has no long term debt.

Revenues at Pharmacopeia were $5.2 million for the quarter ended June 30, 2005, compared to $5.1 million for the quarter ended June 30, 2004.  Revenues for the quarter ended June 30, 2005 included a milestone from Pharmacopeia’s collaboration with N.V. Organon.  For the six months ended June 30, 2005, revenues were $10.9 million, compared to $10.5 million for the six months ended June 30, 2004.  The increase in revenues was due to higher milestone and license fee revenues.  This was partially offset by a decrease in revenue in Pharmacopeia’s collaboration with Schering-Plough due to lower full time employee (FTE) funding.  Revenues for the six months ended June 30, 2005 included milestones from Pharmacopeia’s collaborations with Schering-Plough and N.V. Organon.

In keeping with Pharmacopeia’s announced intention to increase its investment in proprietary research and development programs, it incurred research and development expenses of $2.5 million in the quarter ended June 30, 2005, compared to $1.4 million in the same period in 2004, an increase of 77%.  For the six months ended June 30, 2005, research and development expenses increased 69% to $4.7 million, compared to $2.8 million for the six months ended June 30, 2004.

Sales, general and administrative expenses were $3.2 million for the quarter ended June 30, 2005, compared to $2.2 million for the same period in 2004, an increase of 41%. Sales, general and administrative expenses for the six months ended June 30, 2005 increased 25% to $5.8 million, compared to $4.7 million for the six months ended June 30, 2004. The increase is due to the recording of a charge of approximately $1.0 million related to the departure of the Company’s former Chief Operating Officer in the second quarter of 2005 and the increased costs associated with being an independent company. This increase was partially offset by moving costs incurred in the six months ended June 30, 2004, in connection with the consolidation of Pharmacopeia’s facilities.

Pharmacopeia reported a net loss of $4.7 million, or ($0.38) per share, for the three months ended June 30, 2005. In the three months ended June 30, 2004, Pharmacopeia recorded a net loss of $3.5 million, or ($0.28) per share.  For the six months ended June 30, 2005, Pharmacopeia reported a net loss of $9.4 million, or ($0.75) per share, compared to a net loss of $13.4 million, or ($1.10) per share, for the six months ended June 30, 2004.  The loss for the six-month period ended June 30, 2004 in part reflects $5.9 million of restructuring costs, largely related to the consolidation of the company’s research facilities.  Loss per share for periods prior to the spin-off is based on the 12,181,471 shares distributed in the spin-off, adjusted for unvested restricted shares.

Further details regarding Pharmacopeia’s second quarter financial results will be presented in a conference call on August 4, 2005 at 5:00 p.m. Eastern time. Dr. Les Browne, President and Chief Executive Officer, and Mr. Michio Soga, Executive Vice President and Chief Financial Officer, will host the call.  Forward-looking and material information may be discussed on this conference call.

Date:	August 4, 2005
Time:	5:00 p.m. EDT
Domestic Callers:	(800) 946-0706
International Callers:	(719) 457-2638
Confirmation code:	7046325
Name of Conference:	Pharmacopeia Second Quarter 2005 Earnings Release
Webcast information:	Please visit www.pharmacopeia.com

A replay of the conference call, can be accessed by dialing toll-free 888-203-1112 in the U.S., or 719-457-0820 outside the U.S.  The access code for the replay is 7046325.  Replay of the webcast will also be accessible on Pharmacopeia’s website on the “Investors” page at http://www.pharmacopeia.com.  The replays will be available for two weeks.

Pharmacopeia creates and delivers novel therapeutics to address significant medical needs. Using proprietary technologies and processes, Pharmacopeia discovers and develops novel drug candidates to advance internally as well as with strategic partners. The company is advancing multiple internal programs – focused primarily on immunobiology and immunological diseases – to validation in clinical trials. Pharmacopeia’s later stage portfolio currently comprises multiple partnered programs that have been advanced into human clinical trials with further programs in late-stage pre-clinical development. Beyond these, the company has several internal programs in advanced pre-clinical optimization and multiple partnered programs in discovery that are expected to drive the company’s clinical portfolio in the future.

Contact:

Michio Soga

Executive Vice President and
Chief Financial Officer

Pharmacopeia Drug Discovery, Inc.

(609) 452-3643

irreq@pcop.com

###

This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s intentions regarding the establishment and continuation of drug discovery collaborations with leading pharmaceutical and biotechnology organizations, in particular, the continuation and funding level of such continuation of Pharmacopeia’s existing collaborations with Schering-Plough and N.V. Organon, Pharmacopeia’s ability to build its pipeline of novel drug candidates, both through its own internally-funded drug discovery programs and third party collaborations, Pharmacopeia’s ability to raise additional capital, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its Report on Form 10-Q filed on May 16, 2005, its Report on Form 10-K filed on March 23, 2005 and subsequent filings under the Securities and Exchange Act of 1934. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Tables Follow

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands, except share data)

Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net revenue	$5,231	$5,107	$10,922	$10,476

Collaborative research and development expenses	4,616	4,985	10,242	10,535
Proprietary research and development expenses	2,455	1,385	4,696	2,774
Sales, general and administrative expenses	3,163	2,244	5,826	4,663
Restructuring and other charges	—	—	—	5,947
Interest and other income, net	(297)	(56)	(506)	(59)
	9,937	8,558	20,258	23,860
Loss before income taxes	(4,706)	(3,451)	(9,336)	(13,384)
Provision for income taxes	4	10	14	13
Net loss	$(4,710)	$(3,461)	$(9,350)	$(13,397)

Net loss per share:
- Basic and diluted	$(0.38)	$(0.28)	$(0.75)	$(1.10)

Weighted average number of common stock outstanding:
- Basic and diluted	12,427,767	12,179,890	12,390,660	12,167,821

PHARMACOPEIA DRUG DISCOVERY, INC.

SELECTED FINANCIAL DATA

(Dollars in thousands)

Balance Sheets

	June 30,	December 31,
	2005	2004
	(unaudited)
Cash, cash equivalents and marketable securities	$32,715	$40,885
Trade receivables, net	650	1,062
Other assets, net	13,997	15,058
Total assets	$47,362	$57,005

Current liabilities	$10,244	$10,251
Long-term liabilities and reserves	2,061	3,046
Total stockholders’ equity	35,057	43,708
Total liabilities and stockholders’ equity	$47,362	$57,005